Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:

Shanye Hudson, Director, Investor Relations, phone: 510/572-4589,

e-mail: shanye.hudson@lamresearch.com

Lam Research Corporation Announces an Increase to Share Repurchase Program

FREMONT, Calif., September 1, 2011— Lam Research Corporation (NASDAQ: LRCX) today announced that its Board of Directors has approved an increase of $500 million in the Company’s authorization for share repurchases, raising the total authorization under the program to $750 million. Repurchases of the Company’s common stock may be made in both public market and private transactions, and may include the use of derivative contracts and structured share repurchase agreements. The increased authorization limit is effective immediately.

The repurchase program may be suspended or discontinued at any time, and will be funded using the Company’s available cash. As of June 26, 2011, Lam Research had approximately $2.3 billion in total gross cash and cash equivalents, short-term investments and restricted cash and investments, and as of August 12, 2011 had approximately 124 million shares outstanding.

“We believe that this increase to our share repurchase program enhances our flexibility with respect to providing value to our shareholder base,” stated Steve Newberry, Lam’s chief executive officer and vice chairman. “Our strong balance sheet and cash generation capabilities provide us with the ongoing opportunity to leverage this flexibility.”

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to management’s plans for repurchasing Company stock under the approvals granted by the Board, management’s and the Board’s confidence in the Company’s continued growth and cash generation prospects, and the Company’s view that share repurchases will be an effective way to return value to its shareholders. These plans are dependent on the Company’s future financial condition, its determinations of the continued value of a repurchase program, changing business conditions in the semiconductor industry and the overall economy, and its plans for reacting to those changes, changing customer demands, the success of the Company’s competitors’ strategies including their development of new technologies, and the technical challenges presented by the Company’s current product offerings and new products.

Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the Company’s report on Form 10-K for its fiscal year ended June 26, 2011, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam Research is a NASDAQ-100® company. For more information, visit http://www.lamresearch.com/.

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